UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2023

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2023, Rare Element Resources, Inc. (the “Company”), a Wyoming corporation and wholly owned subsidiary of Rare Element Resources Ltd. (the “Registrant”), and the Wyoming Energy Authority, an instrumentality of the State of Wyoming (the “WEA”), entered into a Funding Agreement (the “Funding Agreement”) pursuant to which the WEA agreed to fund, subject to certain conditions, a $4.4 million grant to the Company, the proceeds of which shall be used for the development of the planned rare earth separation and processing demonstration plant near the Registrant’s Bear Lodge rare earth elements project in Upton, Wyoming (the “Demonstration Plant”).

As previously disclosed, in November 2022, the Company received notice from the WEA that the Company had been selected to receive a grant of $4.4 million (the “Funding Amount” or “Funds”) from the WEA to be structured as a cost-reimbursement award for the Demonstration Plant, subject to finalizing the terms of the Funding Agreement.  Pursuant to the Funding Agreement, the Funding Amount will be paid upon the WEA’s receipt of invoices from the Company detailing its actual expenses relating to the Demonstration Plant (half of which funds will be allocated to two milestone periods during the development process), minus a 10% (or $440,000) retainer, the payment of which is conditioned upon the WEA’s receipt following the commencement of the Demonstration Plant’s operations of an invoice and the Company’s final executive summary report in a form to be approved by the WEA.  Pursuant to the Funding Agreement, the funding for the Demonstration Plant will be provided to the WEA from the Energy Resources Council (the “ERC”) and is further conditioned upon the availability of government funds that are appropriated or allocated for the payment of the Funding Amount and which may limited for any reason, including congressional, legislative, gubernatorial, or administration action.

Pursuant to the Funding Agreement, the Company must provide the WEA with performance and technical data and information that is developed in relation to the Demonstration Plant (the “Technical Data”).  In conjunction with the WEA’s receipt of the Technical Data, the Company granted the WEA a license to use the Technical Data for its own business purposes, but the WEA will have (i) no other property right to such Technical Data (other than the license noted above) and (ii) no right to commercialize the Technical Data for its own for-profit purposes. The Technical Data is subject to certain confidentiality provisions set forth in the Funding Agreement.

Pursuant to the Funding Agreement, the Company must use and apply the Funds solely in connection with the Demonstration Plant and must use all commercially reasonable efforts to complete the Demonstration Plant.  In addition, the Company indemnified the State of Wyoming, the WEA, and their officers, agents and employees from all claims arising out of the failure of the Company to perform its duties and obligations under the Funding Agreement, or in connection with the negligent performance of the Company’s duties or obligations.

The Funding Agreement will terminate when the funding has been fully disbursed, but no later than December 31, 2025, unless terminated sooner by either party in accordance with the terms of the Funding Agreement.  The Funding Agreement may be terminated by the WEA immediately for cause if the Company fails to perform in accordance with the terms of the Funding Agreement.  The Funding Agreement may be terminated by either party if the WEA does not receive the requested funding from the ERC or if the Funds are not allocated or available for the continued performance of the Funding Agreement.

Item 7.01Regulation FD Disclosure.

On June 8, 2023, the Registrant issued a press release regarding the Funding Agreement.  A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
99.1	Press release, dated as of June 8, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 9, 2023

RARE ELEMENT RESOURCES LTD.

By:	/s/ Wayne E. Rich
Name:	Wayne E. Rich
Title:	Chief Financial Officer